EXHIBIT 10.1

                               AMENDMENT NO. 1 TO

                               STATE BANCORP, INC.

                        1994 INCENTIVE STOCK OPTION PLAN

                          AS ADOPTED DECEMBER 13, 2005


Effective as of December 13, 2005, Section 7(F) of the State Bancorp, Inc. 1994 Incentive Stock Option Plan is deleted and the following substituted in its place and stead:

     "F. Method of Exercise. Subject to the provisions of the Incentive Stock Option Agreement and the Option Plan, an Option may be exercised in whole or in part at any time by written notice to the Holding Company, which notice shall specify the number of shares as to which the holder of the Option desires to exercise. The notice shall be accompanied by cash or by an unendorsed certified or official bank draft or money order for the full Option price, in United States dollars, payable to the order of the Holding Company or, if the optionee so elects, in whole or in part by delivery to the Holding Company of shares of Common Stock of the Holding Company then owned by the optionee, provided such shares have been beneficially owned by the optionee for at least one (1) year. Any optionee-owned Common Stock to be used in full or partial payment of the Option price shall be valued at 100 percent of the fair market value of the Common Stock on the date of exercise of the Option. In the event the Option price is to be paid in full or in part by surrender of optionee-owned Common Stock, in lieu of actual surrender of shares of Common Stock by the optionee the Holding Company may waive such surrender and instead deliver to or on behalf of the optionee a number of shares equal to the total number of shares as to which the Option is then being exercised less the number of shares which would otherwise have been surrendered by the optionee to the Holding Company."